UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 14, 2023 (June 9, 2023)

SHIFT TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38839	82-5325852
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

290 Division Street, Suite 400, San Francisco, CA	94103
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (855) 575-6739

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	SFT	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) if the Exchange Act.  ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Ayman Moussa as Chief Executive Officer

On June 9, 2023, the Board of Directors of Shift Technologies, Inc. (the “Company” or “Shift”) appointed Ayman Moussa as the Company’s Chief Executive Officer, to succeed Jeff Clementz, in each case effective as of June 9, 2023 (the “Transition Effective Date”). Mr. Moussa was appointed to a vacant position on the Board of Directors on the Transition Effective Date, to serve as a Class II director.

Mr. Moussa, age 42, founded and developed one of the largest automotive multi-franchised and pre-owned dealership groups in the San Francisco Bay Area, Carnamic. Mr. Moussa has served as a director and in various executive management roles, including Chief Executive Officer, of the Carnamic group entities in the past five years. Mr. Moussa has also served as a senior advisor to Flux EV, Inc., dba Zevvy, an electric vehicle financing company, since June 2021. Mr. Moussa holds a Doctor of Education in Organizational Leadership and a Master of Science in Information Systems from the University of San Francisco, and a Bachelor of Science in Computer Science from the Lebanese American University.

There are no family relationships between Mr. Moussa and any director, executive officer, or person nominated or chosen by the Company to become a director or executive officer of the Company. Mr. Moussa is not a party to any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Pursuant to the employment agreement entered into between the Company and Mr. Moussa, dated June 9, 2023 (the “Employment Agreement”), Mr. Moussa will receive an annual base salary of $500,000. Mr. Moussa will also receive a signing bonus equal to $500,000, payable in two equal installments on the payroll dates immediately following June 9, 2023 and December 9, 2023, respectively, and subject to continued employment with the Company through each applicable payment date.

Also pursuant to the Employment Agreement, Mr. Moussa will be granted an equity award (the “Employment Inducement Award”) of 1,900,000 restricted stock units (“RSUs”), subject to approval by the Leadership Development, Compensation and Governance Committee of the Board of Directors. 950,000 RSUs will vest based on the passage of time (“Time RSUs”) and 950,000 RSUs will vest based on the passage of time and achievement of certain performance metrics (“Performance RSUs”), in each case subject to continued employment through the applicable vesting date. 237,500 Time RSUs will vest on June 30, 2024 and the remaining Time RSUs will vest quarterly in equal installments over the following three years. 190,000 Performance RSUs will vest on December 31, 2023 subject to the achievement of a specified EBITDA metric. The remaining Performance RSUs will vest over calendar years 2024 through 2027 subject to the achievement of specified stock price metrics and certain minimum periods of service. The Company will grant the Employment Inducement Award outside of its equity incentive plans in accordance with Nasdaq Listing Rule 5635(c)(4).

The foregoing description of the Employment Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Employment Agreement, a copy of which is filed hereto as Exhibit 10.1 and is incorporated herein by reference.

Jeff Clementz Transition

On the Transition Effective Date, Jeff Clementz transitioned from his role as Chief Executive Officer of the Company to serving as a strategic advisor to Mr. Moussa, the Board of Directors and the management team of the Company for a transition period. Also on the Transition Effective Date, Mr. Clementz resigned as a director of the Company. Mr. Clementz’s transition is not the result of any disagreements over the Company’s business, operations, or strategic direction.

Item 8.01. Other Events.

On June 9, 2023, the Company issued a press release announcing the appointment of Mr. Moussa to Chief Executive Officer of the Company and the transition of Mr. Clementz from the Company as Chief Executive Officer, a copy of which is filed hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

10.1	Employment Agreement dated June 9, 2023, between the Company and Ayman Moussa.
99.1	Press Release dated June 9, 2023.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SHIFT TECHNOLOGIES, INC.

Dated: June 14, 2023	/s/ Oded Shein
	Name:	Oded Shein
	Title:	Chief Financial Officer

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